                                    FORM 15
        [As adopted in Release No. 34-20784, March 22, 1984, effective
                        March 30, 1984, 49 F.R. 12688.]

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities

        Exchange Act of 1934 or Suspension of Duty to File Reports Under

          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-27037

                            MotherNature.com, Inc.
               ------------------------------------------------
            (Exact name of registrant as specified in its charter)

    ONE CONCORD FARMS, 490 VIRGINIA ROAD, CONCORD, MA  01742  (617) 439-7999
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $.01 PAR VALUE
              --------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
            ------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]                      Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii)    [ ]                      Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(i)     [ ]                      Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii)    [ ]                      Rule 15d-6           [ ]
Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 214

     Pursuant to the requirements of the Securities Exchange Act of 1934, MotherNature.com has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 15, 2001                By: /s/ Keith Lowey
                                         ---------------
                                         Keith Lowey
                                         President and Treasurer